UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2011

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-34546	04-3836208
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of principal executive offices)

Registrant's telephone number, including area code: (86) 451-8434-6600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2011, Harbin Xinda Macromolecule Material Co. Ltd. (“Harbin Xinda”), a subsidiary of  China XD Plastics Company Limited (the “Company”), entered into a land use right and construction project purchase agreement (the “Purchase Agreement”) with Harbin Shengtong Engineering Plastics Co. Ltd. (“Harbin Shengtong”), pursuant to which Harbin Xinda purchased from Harbin Shengtong the land use rights to an aggregate of 198,913.7 square meters located in South Harbin Industrial Park, PRC (the “Property”), and the construction project currently in process on the Property (the “Project”), for an aggregate purchase price of RMB 94,997,800 (approximately USD 14.6 million).  The Company filed a Current Report on Form 8-K on May 9, 2011 disclosing the material terms of the Purchase Agreement and filing a copy of the Purchase Agreement as Exhibit 10.1 to the Form 8-K.

On June 1, 2011, Harbin Xinda entered into a Cooperation Agreement (the “Agreement”) with Harbin Shengtong, pursuant to which the parties confirmed their specific rights and obligations with respect to the Property and the Project, including, among other things, that Harbin Shengtong will manage the construction of the new buildings comprising the Project in accordance with Harbin Xinda’s construction plans, design requirements and budget, as more fully set forth in the Agreement.  In addition, Harbin Xinda shall assist Harbin Shengtong to obtain a bank loan to finance the Project and Harbin Shengtong shall oversee the quality and progress of the Project.  After the completion of the Project, and after Harbin Xinda completes its Project inspection for acceptance, Harbin Shengtong shall transfer the land use right and the ownership of the buildings contained on the Property to Harbin Xinda.

The total construction cost of the Project is approximately RMB 435 million (approximately USD 66.9 million), which includes: (i) RMB 75.8458 million (approximately USD 11.7 million) for the transfer of the land use right, RMB 35 million of which has already been paid as of the signing of the Purchase Agreement, (ii) the total cost of RMB 350 million (approximately USD 53.8 million) for the completion of the Project, and (iii) a construction management fee of RMB 10 million (approximately USD 1.5 million).

Harbin Xinda shall assist Harbin Shengtong in its application for a bank loan of RMB 350 million (approximately USD 53.8 million) to finance the Project.  Harbin Xinda  has agreed to coordinate with a government guarantor company to provide a guarantee for the bank loan.  Harbin Xinda has agreed to provide a counter guarantee to the government guarantor company, in Harbin Shengtong's name, using the construction-in-process and land use right as collateral.  In addition, Harbin Xinda has agreed to assume all interest that accrues on Harbin Shengtong's bank loan of RMB 350 million during the construction period.  Harbin Shengtong has agreed to use the construction funds under the supervision of Harbin Xinda.

Within 25 business days following the execution of the Agreement, Harbin Xinda shall pay to Harbin Shengtong a management fee of RMB 7.0621 million (approximately USD 1.1 million) already owed to Harbin Shengtong for the initial phase of the Project.  Harbin Shengtong has agreed to complete the construction of the major buildings of the Project prior to October 30, 2011, which includes an integrated R&D office building and five factory buildings.  After Harbin Xinda conducts a preliminary inspection for acceptance on the major buildings of the Project and is satisfied that such buildings meet Harbin Xinda's requirements, Harbin Xinda shall pay to Harbin Shengtong 90% of the total construction cost for the major buildings of the Project, and Harbin Shengtong shall transfer such portion of the Project to Harbin Xinda.  After Harbin Shengtong completes the construction of the major buildings of the Project for Harbin Xinda and after Harbin Xinda accepts, upon inspection, such buildings and puts them into use, Harbin Xinda will settle the payment of RMB 19,152,000 (approximately USD 2.9 million) for the cost of the Project under construction specified in the Purchase Agreement.

Harbin Shengtong has agreed to complete the remaining portion of the Project prior to December 30, 2011, which includes the construction of roads, pipe networks and other facilities. After Harbin Xinda conducts a preliminary inspection for acceptance on such other facilities and is satisfied that such facilities meet Harbin Xinda's requirements, Harbin Xinda shall pay to Harbin Shengtong 90% of the construction cost of such other facilities, and Harbin Shengtong shall transfer such other facilities of the Project to Harbin Xinda.

Prior to June 30, 2012, within 15 business days upon the transfer to Harbin Xinda of the land use right and the ownership of all the buildings comprising the Project, Harbin Xinda is obligated to pay to Harbin Shengtong the remaining 10% of the construction cost of the major buildings, the remaining 10% of the construction cost of the other facilities and a one-time construction management fee of RMB 10 million (approximately USD 1.5 million).  After the payment of each of these construction costs, Harbin Xinda will no longer be obligated to pay interest on the portion of the bank loan corresponding to the construction costs for which Harbin Xinda has already paid.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, such Agreement.

Item 8.01 Other Events

On June 2, 2011, the Company issued a press release announcing the transactions contemplated by the Agreement disclosed above under Item 1.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Cooperation Agreement, dated June 1, 2011, between Harbin Xinda Macromolecule Material Co. Ltd. and Harbin Shengtong Engineering Plastics Co. Ltd.

99.1	Press Release dated June 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China XD Plastics Company Limited

Date: June 3, 2011	By:	/s/ Jie Han
Name: Jie Han
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Cooperation Agreement, dated June 1, 2011, between Harbin Xinda Macromolecule Material Co. Ltd. and Harbin Shengtong Engineering Plastics Co. Ltd.

99.1	Press Release dated June 2, 2011